EXHIBIT 10.20

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK (“Bank”), OXFORD FINANCE CORPORATION (“Oxford”) (Bank and Oxford are sometimes individually referred to herein as “Lender” and sometimes collectively referred to herein as “Lenders”) and MAP PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Equipment Facility.

(a) Equipment Advances. Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower from time to time, during the Draw Period, equipment advances (each an “Equipment Advance” and collectively the “Equipment Advances”) in an aggregate amount not to exceed the Equipment Line according to each Lender’s pro rata share of the Equipment Line (based upon the respective Commitment Percentage of each Lender). The proceeds of the Equipment Advances shall be used solely to reimburse Borrower for the purchase of Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) of the Equipment Advance and to purchase Eligible Equipment; provided, however, that with respect to the first Equipment Advance only, the proceeds of the first Equipment Advance may be used to reimburse Borrower for the purchase of Eligible Equipment purchased on or after October 1, 2005 (determined based upon the applicable invoice date of such Eligible Equipment). No Equipment Advance may exceed 100% of the total invoice for (a) Eligible Equipment plus (b) Other Equipment. Unless otherwise agreed to by Lenders, not more than 30% of the proceeds of the Equipment Line or each Equipment Advance shall be used to finance Other Equipment. Borrower may only request one Equipment Advance per calendar month hereunder. Each Equipment Advance, other than the final Equipment Advance, must be in an amount equal to at least Fifty Thousand Dollars ($50,000). When repaid, the Equipment Advances may not be re-borrowed.

(b) Repayment. For each Equipment Advance, Borrower shall make thirty-six (36) equal monthly payments of principal and any accrued interest calculated by Lenders based upon (i) the amount of the Equipment Advance, (ii) the interest rate set forth in Section 2.2(a)(i), and (iii) an amortization schedule equal to the Repayment Period (individually, the “Scheduled Payment”, and collectively, “Scheduled Payments”), beginning on the first day of the month following the month in which the Funding Date occurs with respect to such Equipment Advance and continuing thereafter during the Repayment Period on the first day of each successive calendar month (each a “Payment Date”). All outstanding principal and accrued and unpaid interest is due and payable in full on the last Payment Date with respect to such Equipment Advance. An Equipment Advance may only be prepaid in accordance with Sections 2.1.1(e) and 2.1.1(f).

(c) Final Payment. On the earlier of (i) the final Payment Date with respect to each Equipment Advance, or (ii) the termination of the Equipment Line, Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date with respect to such Equipment Advance, an amount equal to the Final Payment.

(d) Prepayment Upon an Event of Loss. Borrower shall bear the risk of any loss, theft, destruction, or damage of or to the Financed Equipment. If during the term of this Agreement any item of Financed Equipment becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period equal to at least the remainder of the term of this Agreement (an “Event of Loss”), then if no Event of Default has occurred or is continuing, within thirty (30) days following the Event of Loss, at Borrower’s option, Borrower shall (i) pay to Lenders, with respect to the Financed Equipment subject to the Event of Loss, all outstanding principal, all accrued and unpaid interest to the date of the prepayment, the Prepayment Fee and the Final Payment; or (ii) repair or replace any Financed Equipment subject to the Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to the Event of Loss and provided further that Lenders have a first priority perfected security interest in such repaired or replaced Financed Equipment.

(e) Mandatory Prepayment Upon an Acceleration. If the Equipment Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, (ii) the Final Payment for each Equipment Advance, (iii) the Prepayment Fee, and (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(f) Permitted Prepayment of Equipment Advances. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the Equipment Advances advanced by Lenders under this Agreement, provided Borrower (i) delivers written notice to Lenders of its election to prepay the Equipment Advances at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the Final Payment for each Equipment Advance, (C) the Prepayment Fee, and (D)all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.2 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Equipment Advances. Subject to Section 2.2(b), the principal amount outstanding under each Equipment Advance shall accrue interest, which interest shall be payable monthly, at a per annum rate equal to one and one-quarter percentage points (1.25%) above the Prime Rate, as determined on the applicable Funding Date (the “Interest Rate”).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lenders.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lenders when due. These debits shall not constitute a set-off.

(f) Payments. Unless otherwise provided, interest is payable monthly on the first calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3 Fees. Borrower shall pay to Lenders:

(a) Loan Fee. A fully earned, non-refundable loan fee of Five Thousand Dollars ($5,000) (to be shared between Bank and Oxford based on their respective Commitment Percentages), on the Effective Date and within ten (10) days after the occurrence of the Second Tranche Condition, Borrower shall notify Lenders of the amount of the Equipment Line Borrower wishes to utilize over Two Million Dollars ($2,000,000)(the “Excess Equipment Line”) and pay Lenders a fully earned, non-refundable fee equal to 0.25% of the Excess Equipment Line (to be shared between Bank and Oxford based on their respective Commitment Percentages) which is due and payable within ten (10) days after the occurrence of the Second Tranche Condition;

(b) Lenders Expenses. All Lenders Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement in an amount not to exceed Eight Thousand Five Hundred Dollars ($8,500)) incurred through and after the Effective Date, when due; and

(c) Good Faith Deposit. Borrower has paid Lenders a good faith deposit of Ten Thousand Dollars ($10,000). The good faith deposit will be applied towards Lenders Expenses for the documentation and negotiation of this Agreement and the remainder shall be returned to Borrower.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Lenders’ obligation to make the initial Credit Extension is subject to the condition precedent that Lenders shall have received, in form and substance satisfactory to Lenders, such documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate, including, without limitation:

(a) Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;

(b) Borrower shall have delivered a duly executed original signature to the Warrant to be issued to Oxford and a duly executed original signature to the Warrant to be issued to Bank;

(c) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the States of California and Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower (one set for each Lender);

(e) Lenders shall have received certified copies, dated as of a recent date, of financing statement searches, as Lenders shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) Borrower shall have delivered the two Perfection Certificate executed by Borrower (one for each Lender);

(g) Borrower shall have delivered a copy of its executed Registration Rights Agreement and any amendments thereto;

(h) Borrower shall have delivered a landlord’s consent executed by the applicable landlord in favor of Lenders for any locations where Financed Equipment will be located;

(i) Borrower shall have delivered evidence reasonably satisfactory to Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of each Lender; and

(j) Borrower shall have paid the fees and Lenders Expenses then due as specified in Section 2.3 hereof.

3.2 Conditions Precedent to all Credit Extensions. Lenders’ obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Payment/Advance Form and a Loan Supplement;

(b) Borrower shall have duly executed and delivered to each Lender a Note in the amount of such Lender’s Equipment Advance.

(c) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form, Loan Supplement and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(d) Lenders’ determination in their sole discretion, that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Lenders on or prior to the Effective Date.

3.3 Covenant to Deliver.

Borrower agrees to deliver to Lenders each item required to be delivered to Lenders under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Lenders of any such item shall not constitute a waiver by Lenders of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lenders’ sole discretion.

3.4 Procedures for Borrowing.

(a) Equipment Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Equipment Advance set forth in this Agreement, to obtain an Equipment Advance, Borrower shall deliver to Lenders by electronic mail or facsimile a completed Loan Supplement, executed by a Responsible Officer or his or her designee, copies of invoices for the Financed Equipment and such additional information as Lenders may reasonably request at least five (5) Business Days before the proposed Funding Date. At Lenders’ discretion, Lenders shall have the opportunity to confirm that, upon filing the UCC-1 financing statement covering the Equipment described on the Loan Supplement, Lenders shall have a first priority perfected security interest in such Equipment. If Borrower satisfies the conditions of each Equipment Advance, Lenders shall disburse such Equipment Advance by transfer to the Designated Deposit Account by the Funding Date.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Lenders’ Lien under this Agreement).

If this Agreement is terminated, Lenders’ Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lenders’ obligations to make Credit Extensions have terminated, Lenders shall, at Borrower’s sole cost and expense, release their Liens in the Collateral granted hereunder and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Lenders to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lenders under the Code.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and any Subsidiary are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to each Lender a completed certificate substantially in the form provided by Lenders and signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Lenders that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the

Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lenders of such occurrence and provide Lenders with Borrower’s organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Lenders in connection herewith, or of which Borrower has given Lenders notice.

All Financed Equipment is new (or, as applicable, was new when purchased by Borrower so long as it meets the requirements of Section 2.1.1(a)), except for such Financed Equipment that has been disclosed in writing to Lenders by Borrower as “used” and that Lenders, in their sole discretion, have agreed to finance.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Lenders notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Lenders and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Lenders in their sole discretion.

5.3 Intellectual Property. Borrower is the sole owner of its intellectual property that it purports to own, except for (i) exclusive and non-exclusive licenses granted to its customers in the ordinary course of business, (ii) intellectual property that is co-owned with other Persons, and (iii) except as provided in Section 7.1. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000).

5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lenders.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lenders in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to purchase Eligible Equipment and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to either Lender, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to such Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Lenders: (i) no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Lenders; (ii) no later than two hundred forty (240) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Lenders in their reasonable discretion; (iii) within thirty (30) days after the end of Borrower’s fiscal year or the date of Borrower’s Board of directors’ adoption, whichever is later, Borrower’s operating budget and plan for the next fiscal year; (iv) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more; and (v) other financial information reasonably requested by Lenders.

(b) Within thirty (30) days after the last day of each month, deliver to Lenders with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Allow Lenders to audit or inspect Borrower’s Collateral at Borrower’s expense. Such audits or inspections shall be conducted no more often than once every twelve (12) months unless a Default or an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Borrower must promptly notify Lenders of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lenders may reasonably request. All property policies shall have a lender’s loss payable endorsement showing each Lender as an additional lender loss payee and waive subrogation against Lenders, and all liability policies shall show, or have endorsements showing, each Lender as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Lenders at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Lenders’ request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lenders’ option, be payable to Lenders on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lenders have been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lenders, be payable to Lenders on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Lenders may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lenders deem prudent.

6.6 Operating Accounts.

(a) Maintain its primary operating accounts with Bank and Bank’s affiliates.

6.7 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Lenders in writing of material infringements of its intellectual property, and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent. Notwithstanding the foregoing, Borrower shall be allowed to effect the non-excusive and exclusive licenses of intellectual property permitted under Section 7.1.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to each Lender, without expense to Lenders,

Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that such Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against such Lender with respect to any Collateral or relating to Borrower.

6.9 Further Assurances. Borrower shall execute any further instruments and take further action as Lenders reasonably request to perfect or continue Lenders’ Lien in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

Borrower shall not do any of the following without Lenders’ prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for the following Transfers which Borrower is permitted to do: (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment or other equipment that does not constitute Financed Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive and exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (e) of non-exclusive and exclusive licenses and similar arrangements for the use of the intellectual property of Borrower or its Subsidiaries in the ordinary course of business, and the non-exclusive and exclusive licensing of components of the intellectual property in connection with joint ventures and corporate collaborations in the ordinary course of business.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) a change in a Senior Manager unless a replacement is approved by a majority of Borrower’s Board of Directors (including a majority of those members of the Board of Directors who are members of the Board of Directors and not employees of Borrower) within a reasonable time period after the date of termination of such Senior Manager, or (ii) except as permitted under Section 7.3, enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 65% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Lenders the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Lenders: (1) add any new offices or business locations where Financed Equipment will be located, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (an “M&A Transaction”), except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, and (ii) such M&A Transaction would not result in a decrease of more than 25% of Tangible Net Worth. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of the Collateral, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. Enter into any agreement, document, instrument or other arrangement (except with or in favor of Lenders) with any Person which grants a Lien on any of Borrower’s intellectual property except as is otherwise permitted in Section 7.1, hereof and the definition of “Permitted Lien” herein.

7.6 Intentionally omitted.

7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for the following transactions which Borrower is permitted to do: (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) sales of Borrower’s capital stock, and (iii) bridge and other loans made to Borrower so long as such Indebtedness is Subordinated Debt.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2 or 6.6, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other material term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed twenty (20) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Intentionally omitted.

8.4 Attachment.(a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon any Lender seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with any Lender; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of One Hundred Thousand Dollars ($100,000) becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

8.5 Insolvency. Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement (and any applicable cure or grace period has expired) of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) to which Borrower is a party with a third party or parties resulting in: (i) a failure to pay at maturity, or (ii) such third party or parties accelerating the Indebtedness or exercising remedies. There is a default under the Horizon Facility (and any applicable cure or grace period has expired) resulting in: (i) a failure to pay at maturity, or (ii) such lenders accelerating the Indebtedness or exercising remedies. There is a default in any agreement (and any applicable cure or grace period has expired) which results in a material adverse effect on Borrower’s business;

8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to either Lender or to induce Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Intentionally omitted.

8.10 Continued Investor Support. Lenders determine, in their good faith business judgment, that it is the intention of Borrower’s investors to not continue to fund Borrower in the amounts and timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable; or

8.11 Priority of Security Interest. There is a material impairment in the priority of Lenders’ security interest in the Collateral.

9.	LENDERS’ RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Lenders may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lenders);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and either Lender;

(c) only to the extent the following constitute Collateral hereunder, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lenders consider advisable, notify any Person owing Borrower money of Lenders’ security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lenders request and make it available as Lenders designate. Lenders may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants each Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lenders’ rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by a Lender owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lenders are hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lenders’ exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lenders’ benefit;

(g) place a “hold” on any account maintained with either Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints each Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) only to the extent the following constitute Collateral hereunder, sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) only to the extent the following constitute Collateral hereunder, settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms such Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of such Lender or a third party as the Code permits. Borrower hereby appoints each Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lenders are under no further obligation to make Credit Extensions hereunder. Each Lender’s foregoing appointment as Borrower’s attorney in fact, and all of such Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders’ obligation to provide Credit Extensions terminates.

9.3 Accounts Verification; Collection. Whether or not an Event of Default has occurred and is continuing, Lenders may notify any Person owing Borrower money of Lenders’ security interest in such funds and verify the amount of such account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Lenders, and, if requested by Lenders, Borrower shall immediately deliver such receipts to Lenders, with proper endorsements for deposit.

9.4 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lenders may obtain such insurance or make such payment, and all amounts so paid by Lenders are Lenders Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Lenders will make reasonable efforts to provide Borrower with notice of Lenders obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lenders are deemed an agreement to make similar payments in the future or Lenders’ waiver of any Event of Default.

9.5 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Lenders shall apply any funds in their possession, whether from Borrower account balances, payments, or proceeds realized as the result of any disposition of the Collateral, first, to Lenders Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lenders in the exercise of their rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Lenders shall determine in their sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency. If an Event of Default has occurred and is continuing, Lenders may apply any funds in their possession, whether from Borrower account balances, payments, proceeds realized as the result of any disposition of the Collateral, or otherwise, to the Obligations in such order as Lenders shall determine in their sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency. If Lenders, in their good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lenders shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lenders of cash therefor.

9.6 Lenders’ Liability for Collateral. So long as Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Lenders, Lenders shall not be liable or responsible for (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.7 No Waiver; Remedies Cumulative. Lenders’ failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lenders and then is only effective for the specific instance and purpose for which it is given. Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Lenders have all rights and remedies provided under the Code, by law, or in equity. Lenders’ exercise of one right or remedy is not an election, and Lenders’ waiver of any Event of Default is not a continuing waiver. Lenders’ delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lenders on which Borrower is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Each party may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Map Pharmaceuticals, Inc.
2450 Bayshore Parkway, 2nd Floor
Mountain View, CA 94043
Attn: Tim Nelson
Fax: (650) 386-3101
Email: tnelson@mappharma.com

If to Bank:	Silicon Valley Bank
2400 Geng Road, Suite 200
Palo Alto, CA 94303
Attn: Mercy Forde
Fax: (650) 320-0016
Email: mforde@svb.com

If to Oxford:	Oxford Finance Corporation
133 N. Fairfax Street
Alexandria, VA 22314
Attn: Michael J. Altenburger, Chief Financial Officer
Tel.: (703) 519-4900
Fax: (703) 519-5225

11.	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lenders. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lenders’ prior written consent (which may be granted or withheld in Lenders’ discretion). Each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold each Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing such Lender harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders Expenses incurred, or paid by Lenders from, following, or arising from transactions between Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by a Lender’s gross negligence or willful misconduct.

12.3 Limitation of Actions. Any claim or cause of action by Borrower against any Lender, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing such Lender based upon, arising from, or relating to this Loan

Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by such Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the earlier of (i) the date any of Borrower’s officers or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof; is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of such Lender, or on any other person authorized to accept service on behalf of such Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lenders in their sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Lenders and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Lenders shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to such Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, such Lender shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order, (d) to such Lender’s regulators or as otherwise required in connection with such Lender’s examination or audit; and (e) as Lenders consider appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in a Lender’s possession when disclosed to a Lender, or becomes part of the public domain after disclosure to a Lender, or (ii) is disclosed to a Lender by a third party, if such Lender does not know that the third party is prohibited from disclosing the information.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Lenders arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13. DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Bank” is defined in the preamble hereof.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one

(I) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Commitment Percentage” means thirty-three and one-third percent (33 1/3%) with respect to Bank and sixty six and two-thirds percent (66 2/3%) with respect to Oxford.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Credit Extension” is any Equipment Advance or any other extension of credit by a Lender for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.2(b).

“Designated Deposit Account” is Borrower’s deposit account, account number 3300454977, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Draw Period” is the period of time from the Effective Date through the earliest to occur of (a) December 31, 2007, (b) an Event of Default, or (c) the existence of any Default.

“Effective Date” is the date Lenders execute and deliver this Agreement and as indicated on the signature page hereof.

“Eligible Equipment” is new or used: general purpose computer equipment; manufacturing equipment; office equipment; lab test equipment and furnishings located in the United States; subject to the limitations set forth herein.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equipment Advance” is defined in Section 2.1.1(a).

“Equipment Line” is an Equipment Advance or Equipment Advances in an aggregate amount of:

(i)	Two Million Dollars ($2,000,000), and

(ii)	after the Second Tranche Condition, an additional amount equal to the lower of: (A) One Million Dollars ($1,000,000), or (B) the Excess Equipment Line; provided, however, after June 30, 2007 through December 31, 2007, even if there is any additional availability left under the Equipment Line in excess of One Million Dollars ($1,000,000), no more than an aggregate amount up to One Million Dollars ($1,000,000) of Equipment Advances shall be available.

“Equipment Maturity Date” is for each Equipment Advance, the earliest of (a) the 36th Payment Date or (b) the occurrence of an Event of Default.

“Equity Event” means Borrower’s sale or sales, after the Effective Date, of its equity securities in an aggregate amount of at least Twenty Million Dollars ($20,000,000) in net cash proceeds.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Event of Loss” is defined in Section 2.1.1(c).

“Excess Equipment Line” is defined in Section 2.3(a).

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier of (a) the Equipment Maturity Date or (b) the acceleration of such Equipment Advance, equal to the Loan Amount for such Equipment Advance multiplied by the Final Payment Percentage.

“Final Payment Percentage” is, for each Equipment Advance, two percent (2.0%).

“Financed Equipment” is all present and future Eligible Equipment in which Borrower has any interest, the purchase of which is financed by an Equipment Advance.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Guarantor” is any present or future guarantor of the Obligations.

“Horizon Facility” means the $10,000,000 venture loan and security agreement among Horizon Technology Funding Company LLC, Borrower and Bank entered into or intended to be entered into, dated as of on or about the Effective Date, as it may be amended from time to time.

“Indebtedness” is (a)’indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lenders Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Amount” in respect of each Equipment Advance is the original principal amount of such Equipment Advance.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of any Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Supplement” is attached as Exhibit C.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lenders’ Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Note” means for each Equipment Advance, one of the secured promissory notes of Borrower substantially in the form of Exhibit F.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lenders Expenses and other amounts Borrower owes any Lender now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to any Lender, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Lenders, including taxes, shipping, warranty charges, freight discounts and installation expenses.

“Oxford” is defined in the preamble hereof.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lenders under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate and Indebtedness under the Horizon Facility in a maximum aggregate original principal amount up to $10,000,000;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness in an aggregate principal amount not to exceed $100,000 secured by Permitted Liens; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (t) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b)(i) Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Lenders;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments accepted in connection with Transfers permitted by Section 7.1;

(e) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $100,000 in the aggregate in any fiscal year;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Lenders’ Liens;

(b) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Lenders’ Lien and the aggregate amount of such Liens does not at any time exceed $100,000; and

(c) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Lenders’ Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed $100,000.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be, for each Equipment Advance, an amount equal to: (1) if the prepayment date is on or before one year after the Funding Date, three percent (10%) of the outstanding principal balance of the Equipment Advance as of the prepayment date, (2) if the prepayment date is more than one year after the Funding Date, but on or before two years after the Funding Date, two percent (2.0%) of the outstanding principal balance of the Equipment Advance as of the prepayment date, and (3) if the prepayment date is more than two years after the Funding Date, one percent (1.0%) of the outstanding principal balance of the Equipment Advance as of the prepayment date. The “Prepayment Fee” for Equipment Advances shall be the sum of all of the “Prepayment Fees” for every Equipment Advance.

“Prime Rate” is Bank’s then most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Repayment Period” as to each Equipment Advance, is a period of time equal to thirty six (36) consecutive months commencing on the first day of the month following the month in which the Funding Date occurs.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Second Tranche Condition” means the earlier to occur of the following: (i) the Equity Event, or (ii) Borrower’s receipt, after the Effective Date, of net proceeds in an aggregate amount of at least Twenty Million Dollars ($20,000,000) from any Subordinated Debt financing, or partnering arrangement.

“Senior Manager” means Borrower’s Chief Executive Officer and Chief Technical Officer.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lenders entered into between Lenders and the other creditor), on terms acceptable to Lenders.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, and (b) Total Liabilities, plus (c) Subordinated Debt.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Transfer” is defined in Section 7.1.

“Warrants” is that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of Bank and that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of Oxford.

[Signature page follows.]

IN WITNESS WHEREOF, the patties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MAP PHARMACEUTICALS, INC.

By	/s/ Timothy S. Nelson
Name:	Timothy S. Nelson
Title:	President & CEO

LENDERS:

SILICON VALLEY BANK

By	/s/ Mercy Forde
Name:	Mercy Forde
Title:	Sr. Relationship Manager

OXFORD FINANCE CORPORATION

By	/s/ Michael J. Altenburger
Name:	Michael J. Altenburger
Title:	Chief Financial Officer

Effective Date: September 19, 2006

(Signature page to Loan and Security Agreement)